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ING Investment Management | May 22, 2012

ING Portfolio Changes	TALKING POINTS

ING Artio Foreign Portfolio to be merged into ING Templeton Foreign Equity Portfolio

On January 12, 2012, the Board of Trustees of ING Investors Trust approved a proposal to reorganize ING Artio Foreign Portfolio with and into ING Templeton Foreign Equity Portfolio. Subject to shareholder approval, this reorganization will take place on or about July 20, 2012. Following the reorganization, ING Artio Foreign Portfolio shareholders will hold shares of ING Templeton Foreign Equity Portfolio.

Merger Details

•            Effective Date: Friday, July 20, 2012.

•            Approved by the ING Board as in the interest of shareholders.

•            Intended to qualify for federal income tax purposes as a tax-free reorganization.

•            A proxy statement/prospectus detailing the proposed Reorganization is expected to be mailed to the disappearing portfolio’s shareholders on or about May 15, 2012.

•            A shareholder meeting for the proposed Reorganization is scheduled to be held on or about June 28, 2012.

Rationale for Reorganization

•            As part of the Board’s annual review of the sub-advisory arrangements, the Board directed DSL to explore options to address the Board’s concerns about Artio Portfolio’s underperformance and recent outflows.

•            After analyzing the alternatives, DSL recommended reorganizing Artio Portfolio with and into Templeton Portfolio.

•            The Reorganization will allow Artio Portfolio’s shareholders to remain invested in a professionally managed portfolio that seeks long-term capital growth.

Similarities and Differences Between the Portfolios

•            Both Portfolios have substantially identical investment objectives.

•            Artio Portfolio employs a strategy that combines both top-down and bottom-up analysis, while Templeton Portfolio employs a fundamental, bottom-up value strategy.

•            Both Portfolios invest substantially all of their assets in foreign securities; however, Artio Portfolio may also invest in high-yield bonds.

•            Both Portfolios use the same benchmark, MSCI ACW IndexSM Ex-U.S., but the Templeton Portfolio also uses MSCI EAFE® Index.

•            Artio Class S and Class S2 will be merged into Templeton S Shares.

Performance Comparison (% as of 12/31/11)

Average Annual Total Returns %	1 Year	5 Years (or life of class)	10 Years (or life of class)	Inception Date
Artio Foreign Portfolio – Class ADV	(22.15)	(8.32)	(5.91)	4/28/06
Artio Foreign Portfolio – Class I	(21.63)	(7.73)	0.51	12/03/04
Artio Foreign Portfolio – Class S	(21.83)	(7.99)	2.43	5/01/02
Artio Foreign Portfolio – Class S2	(21.97)	(8.13)	4.11	9/09/02
Templeton Foreign Equity Portfolio – Class ADV	(12.42)	(3.09)	(2.94)	12/20/06
Templeton Foreign Equity Portfolio – Class I	(12.00)	(2.72)	0.98	1/03/06
Templeton Foreign Equity Portfolio – Class S	(12.21)	(2.97)	0.69	1/12/06
MSCI ACW IndexSM Ex-U.S.(1),(2)	(13.71)	(2.92)	1.48	—
MSCI EAFE Index®(1),(2)	(12.14)	(4.72)	(0.13)	—

For internal use only.  Not for inspection by, distribution or quotation to, the general public.

(1)          The Morgan Stanley Capital International All Country World (“MSCI ACW”) IndexSMEx-U.S. is a free-float adjusted market capitalization index that is designed to measure equity market performance in the global developed and emerging markets, excluding the United States. The Morgan Stanley Capital International - Europe, Australasia, and Far East® (“MSCI EAFE®”) Index is an unmanaged index that measures the performance of securities listed on exchanges in Europe, Australasia and the Far East. The index returns include the reinvestment of dividends and distributions net of withholding taxes, but do not reflect fees, brokerage commissions, or other expenses.

(2)          Reflects performance since the date closest to the Class’ inception for which data is available.

The performance quoted represents past performance and does not guarantee future results. Current performance may be lower or higher than the performance information shown. The investment return and principal value of an investment in the Portfolio will fluctuate, so that your shares, when redeemed, may be worth more or less than their original cost. You may obtain performance information current to the most recent month-end by contacting your local representative. Returns for other share classes will vary due to different charges and expenses. Performance assumes reinvestment of distributions and does not account for taxes.

Please see the Proxy Statement/Prospectus for additional performance and risk information.

Expense Ratio Comparison*

Total Net Expenses by Share Class(1),(2)	Class ADV	Class I	Class S	Class S2(6)
Artio Foreign Portfolio(1),(3)	1.55%	0.95%	N/A	1.35%
Templeton Foreign Equity Portfolio(4)	1.48%	0.98%	1.23%	N/A
Templeton Foreign Equity Portfolio Pro Forma(5)	1.42%	0.92%	1.17%	N/A

* This table shows, for each applicable share class, the actual operating expenses of the listed Portfolios, as a ratio of expenses to average daily net assets, including management fees, distribution and/or shareholder services (12b-1) fees, shareholder or administrative services fees, and other expenses as of December 31, 2011, as adjusted for contractual waivers and reimbursements, if any. The fiscal year end for each Portfolio is December 31.

(1) Acquired Fund Fees and Expenses are as of December 31, 2011.

(2) Total Annual Portfolio Operating Expenses may be higher than the Portfolio’s ratio of expenses to average net assets shown in the Portfolio’s Financial Highlights, which reflect the operating expenses of the Portfolio and does not include acquired fund fees and expenses.

(3) The Distributor is contractually obligated to waive 0.15% of the distribution fee for Class ADV shares and 0.10% of the distribution fee for Class S2 shares through May 1, 2013. There is no guarantee that the distribution fee waiver will continue after May 1, 2013. The distribution fee waiver will only renew if the Distributor elects to renew it.

(4) The Adviser is contractually obligated to limit expenses to 1.48% of Class ADV Shares, 0.98% of Class I shares, and 1.23% of Class S shares through May 1, 2013. These obligations do not extend to interest, taxes, brokerage commissions, acquired fund fees and expenses, and extraordinary expenses. These obligations will automatically renew for one-year terms unless it is terminated by the Portfolio or the Adviser upon written notice within 90 days of the end of the current term or upon termination of the Advisory Agreement and is subject to possible recoupment within three years.

(5) The Adviser is contractually obligated to limit expenses to 1.48% of Class ADV shares, 0.98% of Class I shares, and 1.23% of Class S shares through May 1, 2014, contingent upon shareholder approval of the Reorganization. The obligation will automatically renew for one-year terms unless it is terminated by the Portfolio or the Adviser upon written notice within 90 days of the end of the current term or upon termination of the Advisory Agreement and is subject to possible recoupment by the Adviser within three years. In addition, effective July 21, 2012, contingent upon shareholder approval of the Reorganization, the Adviser is contractually obligated to further limit expenses to 1.42% of Class ADV shares, 0.92% of Class I shares, and 1.17% of Class S shares through May 1, 2014. There is no guarantee that this obligation will continue after May 1, 2014 and the obligation will only continue if the Adviser elects to renew it. Any fees waived pursuant to this obligation shall not be eligible for recoupment. These obligations do not extend to interest, taxes, brokerage commissions, Acquired Fund Fees and expenses, and extraordinary expenses.

(6) Class S2 of ING Artio Portfolio are proposed to be merged into Class S of ING Templeton Portfolio.

(7) Pro forma fees and expenses for Class S shares reflect the reorganization of Class S and Class S2 of ING artio Portfolio into Class S of ING Templeton Portfolio.

Contents of this communication may contain information regarding past performance, market opinions, competitor data, projections, forecasts and other forward-looking statements that cannot be shared with clients, prospective clients or current investors of ING investment products.  The information presented has been obtained from sources ING Investment Management (“ING IM”) deems to be reliable, however, this data is subject to unintentional errors, omissions and changes prior to distribution without notice. This information is provided to ING IM employees for internal or educational use only and cannot be used as sales or marketing material, nor can it be distributed outside of the firm. Please only use compliance-approved marketing materials with clients and prospects. These materials contain compliant sales language, appropriate risk disclosures and other relevant disclaimers that provides a sound basis for evaluating our investment products and services. This information cannot be reproduced in whole or in part in any manner without the prior permission of an ING IM Compliance Officer.

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